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                                  EXHIBIT 23



                        Independent Auditors' Consent



The Board of Directors
Texas Regional Bancshares, Inc.:



We consent to the incorporation by reference in the Registration Statements No. 333-05681, No. 333-57819, No. 333-57831, No. 333-62834 and No. 333-75680 all on
Forms S-8 of Texas Regional Bancshares, Inc. of our report dated January 16, 2002, with respect to the consolidated balance sheets of Texas Regional Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001, annual report on Form 10-K of Texas Regional Bancshares, Inc.



/s/ KPMG LLP




Austin, Texas
March 18, 2002